Exhibit 99.1

BluSky AI Inc. Signs Letter of Intent to Lease Strategic Site in Nephi, Utah for Modular AI Infrastructure Expansion

BluSky AI Extends its Neocloud with its next strategic location to empower AI Innovators with energy-efficient, scalable solutions.

Salt Lake City, Sept. 23, 2025 (GLOBE NEWSWIRE) — BluSky AI Inc., (OTCID: BSAI) (“BluSky AI” or the “Company”), Headquartered in Salt Lake City, Utah, is a Neocloud purpose-built for artificial intelligence through rapidly deployable SkyMod data centers. SkyMods are next-generation, scalable AI Factories providing a seamless GPU-as-a-Service to power AI workloads.

BluSky AI announced today the execution of a non-binding Letter of Intent (LOI) to lease approximately 16,000 square feet at 1358 N 200 W, Nephi, Utah, located on Juab County parcels XA3A-0030-4 and XA3A-0040-2.

The LOI outlines BluSky AI’s intent to lease a designated pad of approximately 100 x 150 feet on the northwest corner of the parcel, with additional acreage available to accommodate expanded wattage capacity as needed. The site, totaling approximately 0.375 acres, is positioned to support BluSky’s next phase of modular data center deployment in Utah’s energy-rich corridor.

“This location represents a strategic milestone in our multi-state infrastructure roadmap,” said Trent D’Ambrosio, CEO of BluSky AI Inc. “Nephi offers the right mix of scalable power, geographic resilience, and community alignment to support our mission of democratizing access to high-performance AI compute.”

Under the proposed lease terms with TNT Land and Holdings LLC, BluSky AI will pay a base lease rate of $4,000/month, escalating to $28,000/month upon full activation of 4 MW of capacity. The lease structure includes a 2% annual escalation, is NNN, and spans a 10-year term with two optional 5-year extensions. The agreement also provides a 120-day inspection period for BluSky AI to evaluate site conditions and utility readiness.

All site modifications, power upgrades, and module activation costs including engineering, permitting, and construction—will be undertaken by BluSky AI to ensure full operational readiness.

Should module installation not commence within 12 months of lease execution, either party may terminate the agreement without further obligation.

This LOI marks another step in BluSky AI’s commitment to building modular, ESG-aligned infrastructure across the Western U.S., with a focus on transparency, compliance, and long-term growth to scale and empower AI’s transformative role in the future.

BluSky AI addresses the universal need for compute power—positioning itself as a foundational layer in the AI revolution. Its infrastructure-first approach enables clients to focus on innovation while the company delivers the critical backbone, powering tomorrow’s breakthroughs.

Inquiries or program details, contact:

Trent D’Ambrosio
CEO, BluSky AI Inc.
trentdambrosio@bluskyaidatacenters.com

www.bluskyaidatacenters.com

About BluSky AI Inc.

Headquartered in Salt Lake City, Utah, BluSky AI Inc. is a Neocloud purpose-built for artificial intelligence through rapidly deployable SkyMod data centers. SkyMods are next-generation, scalable AI Factories providing speed-to-market and energy optimization for entities requiring high-performance infrastructure to support machine learning workloads. BluSky AI empowers small, mid-sized, enterprise, and academic partners from start-up to scale-up to drive innovation without compromise.

Forward-Looking Statements:

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties. Forward-looking statements in this news release include statements with respect to the potential impact and usage of the Company’s. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

BluSky AI Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation.